EXHIBIT 99.1

Adept Technology Reports First Quarter Fiscal Year 2013 Results

PLEASANTON, Calif., Nov. 8, 2012 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced financial results for its fiscal 2013 first quarter ended September 29, 2012.

First Quarter Fiscal 2013 Results

Revenues for the first quarter of fiscal 2013 were $11.4 million, which compares to $16.6 million for the first quarter of fiscal 2012 and $17.0 million for the previous quarter. The decrease in revenues was driven by widespread economic weakness across multiple geographies, most notably in Asia and Europe. Adept reported a GAAP net loss of $3.1 million, or $0.29 per share in the first quarter of fiscal 2013, which compares to a net loss of $619,000, or $0.07 per share in the first quarter of fiscal 2012, and a net loss of $358,000, or $0.04 per share in the fourth quarter of fiscal 2012.

Gross margin was 41.4% of revenue in the first quarter of fiscal 2013 compared to 43.8% of revenue in the first quarter of fiscal 2012 and 41.5% in the previous quarter.  Operating expenses in the first quarter of fiscal 2013 were $7.4 million, compared to $7.7 million for the same period last year and $7.6 million in the previous quarter. The Company's operating loss for the first quarter of fiscal 2013 was $2.7 million, which compares to an operating loss of $435,000 for the first quarter of fiscal 2012 and an operating loss of $531,000 in the previous quarter.

Adept's adjusted EBITDA (loss) in the first quarter of fiscal 2013 was $2.4 million, compared with adjusted EBITDA of $418,000 in the first quarter of fiscal 2012 and adjusted EBITDA (loss) of $341,000 in the previous quarter. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Adept ended the quarter with cash and cash equivalents of $12.8 million at September 29, 2012 compared to $8.7 million at June 30, 2012 and $7.1 million at October 1, 2011. The sequential increase in cash is predominantly the result of proceeds, net of issuance costs, from the Company's private placement of preferred stock of $7.6 million completed in September 2012, partially offset by a $1.4 million pay down on the Company's line of credit and $2.4 million used in operating activities.

"The results of the first fiscal quarter were severely impacted by economic weakness that drove global cuts in capital spending resulting in delayed orders and slowed customer deployments," said John Dulchinos, president and chief executive officer of Adept Technology. "The decline was widespread but most significantly affected our customers in Asia and Europe, in both our core product lines and new initiatives. We are disappointed with the results, particularly at this junction when we are relying on our core business to support the investments we are making in our new businesses.

Moving forward, our priority will be on maintaining our balance sheet and we will evaluate our strategy and initiatives based on achieving this objective, including opportunities to consolidate facilities, eliminate duplicate functions and streamline our operations with a focus on better serving our customers at lower operating costs. We are confident that with a streamlined cost structure and clear focus on delivering value to our customers we will emerge from this downturn with a strong balance sheet and poised for growth," Dulchinos added.

"Finally, I am pleased to announce the appointment of Michael Schradle as our senior vice president and chief financial officer. Mike brings a wealth of experience in successfully managing the financial operations and balance sheets of growth companies and will be a key asset in executing the fiscal discipline necessary to return the company to growth and profitability," Dulchinos concluded.

Recent Highlights

  Raised $8.0 million from Hale Capital Partners in private placement closed September 18, 2012
  Exhibited new packaging products at the Pack Expo exhibition in Chicago, October 28-31, 2012
  Appointed Michael Schradle as senior vice president and chief financial officer, effective November 8, 2012

Quarterly Conference Call

John Dulchinos, president and chief executive officer, Michael Schradle, chief financial officer, and Cathy Denham, controller, will host an investor conference call today, November 8, 2012 at 5:00 P.M. Eastern Time, to review the Company's financial and operating performance for the fiscal 2013 first quarter. The call may also include statements regarding the Company's anticipated operations during the remainder of fiscal 2013. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information except as is included in this press release. The call can be accessed by dialing 1-877-941-2332. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the website. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for seven days following the call.  Replay listeners should call 303-590-3030 and enter the passcode 4572765#.

Company Profile

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics, and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present adjusted EBITDA (loss), which we define as earnings before interest expense, income taxes, depreciation and amortization, goodwill impairment, merger and acquisition related expenses, stock compensation expense, and restructuring charges as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance, and it has been used as a basis for Adept's incentive compensation programs for our management team in fiscal 2012 and 2013.

Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss) please see the table captioned "Reconciliation of GAAP net loss to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net loss is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations for revenues and cash flow, our cost reduction efforts, as well as opportunities in our core markets and potential new markets and our ability to grow our customer base and revenues. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control: the effect of the current state of the manufacturing sector and other businesses of our customers; the timing and impact of the Company's decisions to engage in restructuring actions and other expense-related matters; the impact of integrating our acquired businesses and strategic plans on our cash resources and requirements of our credit facility; the impact of the acquired companies on the Company's operations, the Company's inability to react quickly to changes in demand for our products; risks of acceptance of the Company's new or current products in the marketplace; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with sole or single sources of supply, including suppliers located in Japan; potential delays associated with the development and introduction of new products.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2012, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

– FINANCIALS FOLLOW –

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 29,	June 30,
	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$ 12,755	$ 8,722
Accounts receivable, less allowance for doubtful accounts of $639 at September 29, 2012 and $629 at June 30, 2012	9,997	11,905
Inventories	8,842	7,954
Other current assets	614	514
Total current assets	32,208	29,095

Property and equipment, net	2,080	2,292
Goodwill	2,967	2,967
Other intangible assets, net	1,569	1,686
Other assets	125	121
Total assets	$ 38,949	$ 36,161

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 5,561	$ 6,183
Line of credit	4,063	5,500
Accrued payroll and related expenses	2,008	2,006
Accrued warranty	1,190	1,243
Other accrued liabilities	1,481	2,040
Total current liabilities	14,303	16,972

Long-term liabilities:
Deferred income tax, long-term	415	399
Other long-term liabilities	410	446
Total liabilities	15,128	17,817

Redeemable convertible preferred stock	7,608	--

Total stockholders' equity	16,213	18,344
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$ 38,949	$ 36,161

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	September 29,	October 1,
	2012	2011

Revenues	$ 11,370	$ 16,619
Cost of revenues	6,661	9,345
Gross margin	4,709	7,274
Operating expenses:
Research, development and engineering	2,130	2,196
Selling, general and administrative	5,157	5,396
Restructuring charges	3	--
Amortization of other intangibles	117	117
Total operating expenses	7,407	7,709

Operating loss	(2,698)	(435)

Interest expense, net	(9)	(55)
Foreign currency exchange loss	(366)	(100)

Loss before income taxes	(3,073)	(590)
Provision for (benefit from) income taxes	(13)	29
Net loss	$ (3,060)	$ (619)

Basic and diluted net loss per share	$ (0.29)	$ (0.07)

Shares used in computing basic and diluted net loss per share amounts	10,536	9,247

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA (Loss)
(in thousands)

	Three Months ended September 29, 2012	Three Months ended June 30, 2012	Three Months ended October 1, 2011

Net loss	$ (3,060)	$ (358)	$ (619)
Interest expense, net	9	78	55
Income taxes	(13)	(594)	29
Depreciation	243	179	284
Amortization of intangibles	117	116	117
Stock compensation expense	336	196	552
Restructuring charges	3	42	--
Adjusted EBITDA (loss)	$ (2,365)	$ (341)	$ 418
CONTACT: John Dulchinos
         Chief Executive Officer
         925-245-3400
         Investor.relations@adept.com

         Bonnie McBride
         Avalon IR
         415-454-8898
         bonnie@avalonir.com